Exhibit 99.1

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

 Lynn Harton Joins United Community Banks Inc.
as Chief Operating Officer

BLAIRSVILLE, GA – September 18, 2012 – United Community Banks, Inc. (NASDAQ: UCBI) today announced that Lynn Harton has joined United as Chief Operating Officer for both the holding company and its bank subsidiary, United Community Bank. Mr. Harton succeeds Guy Freeman in this position, who retired at the beginning of 2012.
Mr. Harton brings 29 years of executive experience in the banking industry. Prior to joining United, he led the successful integration of The South Financial Group (TSFG), following its sale to TD Bank. While at TD Bank, Mr. Harton also served as Executive Vice President of Commercial Banking and Special Assistant to the Chief Executive Officer. Among his responsibilities was the oversight of all commercial and middle market banking operations from Washington, D.C. to Florida.  Prior to TSFG’s sale to TD Bank, Mr. Harton served as its President and Chief Executive Officer, Head of Commercial Banking and Head of Credit and Risk. He also has held various executive positions at Regions Financial Corporation, Union Planters Corporation and BB&T.
“Lynn brings to United decades of experience in developing strategy and executing in highly complex environments, which will be critical as our banks move forward to build their market potential,” said Jimmy Tallent, president and chief executive officer.  “He knows the dynamics of commercial and middle market banking and has an outstanding record of successfully growing deposits and delivering on credit expectations. I have had the privilege of knowing Lynn for several years and have been impressed with his skill, insight, dedication and understanding of the dynamics of financial institutions.”

“United Community Banks has a tremendous base from which to build,” stated Harton. “It has a strong, established brand, a service culture and a dedication to customers that has earned the bank national recognition. It is an exciting environment with a foundation well positioned for long term growth.  I’m proud to be a part of this team and this company, and I look forward to contributing to United’s future success.”
Mr. Harton holds a Bachelor of Science in Business Administration degree from Wake Forest University.  He also has served on a number of financial boards and committees throughout his career, including the Palmetto Business Forum, RMA National Credit Risk Council, CBA National Small Business Banking Committee, and the Equifax Small Business Financial Exchange.

About United Community Banks, Inc.

Headquartered in Blairsville, United Community Banks, Inc. is the third-largest bank holding company in Georgia. United has assets of $6.7 billion and operates 27 community banks with 104 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee.  United specializes in providing personalized community banking services to individuals and small to mid-size businesses and also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United’s common stock is listed on the Nasdaq Global Select Market under the symbol UCBI.  Additional information may be found at United’s web site at www.ucbi.com.